Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HARMONY BIOSCIENCES II, INC.

(Originally Incorporated on July 25, 2017)

The undersigned, being the Chief Executive Officer of Harmony Biosciences II, Inc., a corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does certify as follows:

FIRST: That the Board of Directors of the Corporation, pursuant to unanimous written consent and in accordance with Sections 141 (f) and 242 of the General Corporation Law of the State of Delaware, adopted a resolution setting forth an amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation set forth below (the “Amendment”).

SECOND: That in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, the Amendment was duly adopted and approved pursuant to a written consent signed by the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation, the holders of a majority of the issued and outstanding shares of Series C Preferred Stock, the holders of a majority of the issued and outstanding shares of Series A Preferred Stock of the Corporation, Series B Preferred Stock of the Corporation and Series C Preferred Stock of the Corporation and the holders of a majority of the issued and outstanding shares of voting stock of the Corporation.

THIRD: Immediately upon the effectiveness of the Amendment and without further action by the Corporation or any holders thereof, the first paragraph of Article Fourth of the Third Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 424,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 323,030,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

FOURTH: The first paragraph of Section B of Article Fourth of the Third Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety as follows:

286,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 8,030,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” and 29,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” each with the following applicable rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation hereinabove named, for the purpose of amending the Third Amended and Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment to Third Amended and Restated Certificate of Incorporation this 8 day of January, 2020.

/s/ John Jacobs
Name: John Jacobs
Title: Chief Executive Officer